Exhibit 99.1

[Insert Logo Here]

for immediate release
Nicole christian
(650) 849-1649

Essex Announces First Quarter 2009 Earnings Results
Recurring funds from operations increased 9.4% for the first quarter 2009

Palo Alto, California—April 29, 2009—Essex Property Trust, Inc. (NYSE:ESS) announces its first quarter 2009 earnings results and related business activities.

Fund from Operations (“FFO”) for the quarter ended March 31, 2009, totaled $71.8 million, or $2.50 per diluted share compared to $44.8 million, or $1.64 per diluted share for the quarter ended March 31, 2008.  Interest expense and gains from the redemption of exchangeable bonds have been adjusted for both quarters for the retrospective adoption of FSP No. APB 14-1 “Accounting for Convertible Debt Instruments That May be Settled In Cash upon Conversion (Including Partial Cash Settlement)” as of January 1, 2009.

The Company’s FFO, excluding non-recurring items, increased 9.4% per diluted share or $5.6 million for the quarter ended March 31, 2009 compared to the quarter ended March 31, 2008.

A reconciliation of FFO for non-recurring items can be found on page S-3 in the Company’s Supplemental Financial Information package.  The following non-recurring items impacted the Company’s first quarter results for 2009 and 2008:

•
In 2009, the Company repurchased $58.2 million of its $149.5 million Series G Cumulative Convertible Preferred Stock at a discount to its carrying value, and the excess of the carrying value over the cash paid to redeem the Series G stock totaled $25.7 million.

•	In 2009, the Company recognized a gain of $6.1 million from the early retirement of $71.3 million of the 3.625% exchangeable bonds.
•	In 2009, the Company wrote-off an investment in a joint venture development project for $5.8 million.
•	In 2009, the Company realized a gain of $1.0 million from the sale of marketable securities.
•	In 2009, the Company recorded income generated from TRS activities totaling $0.6 million.
•	In 2008, the Company recorded preferred income from its interest in a joint venture of $6.3 million.

Net income available to common stockholders for the quarter ended March 31, 2009 totaled $42.3 million, or $1.53 per diluted share, compared to net income available to common stockholders of $14.8 million, or $0.59 per diluted share, for the quarter ended March 31, 2008.

SAME-PROPERTY OPERATIONS

Same-property operating results exclude properties that do not have comparable results.  The table below illustrates the percentage change in same-property revenues, operating expenses, and net operating income (“NOI”) for the quarter ended March 31, 2009, compared to the quarter ended March 31, 2008:

	Q1 2009 compared to Q1 2008
	Revenues	Expenses	NOI
Southern California	-0.2%	0.1%	-0.4%
Northern California	5.0%	-1.7%	8.4%
Seattle Metro	4.0%	5.5%	3.3%
Same-property average	2.0%	0.5%	2.7%

925 East Meadow Drive Palo Alto California 94313 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

The table below illustrates the sequential percentage change in same-property revenues, expenses, and NOI for the quarter ended March 31, 2009 versus the quarter ended December 31, 2008:

	Q1 2009 compared to Q4 2008
	Revenues	Expenses	NOI
Southern California	-0.7%	-2.5%	0.2%
Northern California	-0.9%	-7.2%	2.2%
Seattle Metro	-1.1%	-2.9%	-0.2%
Same-property average	-0.8%	-4.0%	0.7%

Same-property financial occupancies for the quarters ended are as follows:

	3/31/09	12/31/08	3/31/08
Southern California	96.5%	95.8%	95.1%
Northern California	97.6%	97.6%	96.7%
Seattle Metro	97.3%	97.2%	96.8%
Same-property average	97.0%	96.6%	95.9%

DISPOSITIONS

During the first quarter, the Company sold Carlton Heights Villas, a 70-unit community located in Santee, California for $6.9 million, and Grand Regency, a 60-unit community located in Escondido, California for $5.0 million.  Both communities were acquired in 2002 as part of the John M. Sachs merger.

DEVELOPMENT

During mid-February, initial occupancy began at The Grand located in downtown Oakland, California.  Currently the community is approximately 60 percent leased.  The lease-up of the community is expected to reach stabilization in 2009.

The Company received temporary certificate of occupancy in April for the first of two phases of the development at Studio 40-41, a 149-unit development located in Studio City, California and owned by the Essex Apartment Value Fund II, L.P. (“Fund II”).  Currently, the community is approximately 15 percent leased.  The community consists of two 4-story buildings and features a fitness center, game room and conference room for residents.

Also nearing completion is Cielo, located in Chatsworth, California, and owned by Fund II.  The 119-unit community consists of one 3-story building over a level of parking.  Cielo is situated within a larger master planned single family community, and amenities at the property include gated access, clubhouse, pool, spa and a barbecue area.  Pre-leasing activities are to commence in June 2009 and initial occupancy in July 2009.

Additional information pertaining to the location of all development projects, related costs and construction timelines can be found on page S-9 in the Company’s Supplemental Financial Information package.

JOINT VENTURES

The Company wrote-off its investment in a development joint venture totaling $5.8 million related to a predevelopment project in Marina del Rey, California.

LIQUIDITY AND BALANCE SHEET

Common Stock

During the first quarter, the Company repurchased 350,000 shares of common stock for $20.3 million at an average price of $57.89.

Series G Cumulative Convertible Preferred Stock

During the first quarter, the Company repurchased $58.2 million of its $149.5 million Series G Cumulative Convertible Preferred Stock, at a 46.6% discount to its carrying value, and the excess of the carrying value over the cash paid to redeem the Series G stock totaled $25.7 million.

Exchangeable Bonds

During the first quarter, the Company repurchased $71.3 million of its 3.625% exchangeable bonds at a discount to par value and recognized a gain of $6.1 million.

Mortgage Notes Payable

The Company, during the first quarter, obtained fixed rate mortgage loans totaling $81.9 million, including the following:
•	$48.9 million secured by Avondale, at a rate of 6.11%, which matures in March 2019.
•	$23.0 million secured by Stevenson Place, at a rate of 6.35%, which matures in March 2019.
•	$10.0 million 2nd deed of trust secured by Esplanade, at a rate of 6.25%, which matures in August 2015.

Additionally, during the first quarter, the Company paid-off $17.0 million in maturing loans including:
•	Two mortgage loans secured by Monterra del Rey with fixed rates of 7.0% and 5.2%, respectively, maturing in May 2009 for an aggregate amount of $10.0 million.
•	One mortgage loan secured by Mariner’s Place with a fixed rate of 7.3% maturing in April 2009 for $3.8 million.
•	A construction bridge loan for Belmont Station maturing in June 2009 for $3.2 million.

GUIDANCE

The Company has increased its previous full year 2009 FFO guidance to a range of $6.10 to $6.40 per diluted share, reflecting the favorable impact of $25.7 million, or $0.90 per diluted share from the redemption of the Series G Cumulative Convertible Preferred Stock at a discount to its carrying value, the favorable impact of $6.1 million, or $0.21 per diluted share from the early retirement of exchangeable bonds (original guidance assumed $2.0 million of non-recurring income),  and the unfavorable impact of $5.8 million, or $0.20 per diluted share, related to the write-off of an investment in a development joint venture.  The Company is estimating that revenues will decline approximately 4.0% for 2009 compared to 2008 as compared to the original guidance of an estimated decline of approximately 2.0%.   The reduction in revenues is attributable to greater job losses, both nationally and for the west coast, than originally contemplated in its previous guidance.   The original guidance range for full year 2009 FFO was $5.50 to $5.90 per diluted share.

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, April 30, at 11:00 a.m. PDT (2:00 p.m. EDT), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (888) 396-2369 and entering the passcode 61853058.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the first quarter earnings link. To access the replay digitally, dial (888) 286-8010 using the passcode, 48204512. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (NYSE:ESS), is a fully integrated real estate investment trust (“REIT”) that acquires, develops, redevelops, and manages apartment communities located in highly desirable, supply-constrained markets. Essex currently has ownership interests in 132 apartment communities (26,862 units), and has 972 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

FUNDS FROM OPERATIONS RECONCILIATION

Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to Essex’s calculation.

The following table sets forth the Company’s calculation of FFO for the three months ended March 31, 2009 and 2008.

	Three Months Ended March 31,
Funds from operations	2009	2008
Net income available to common stockholders	$42,265	$14,780
Adjustments:
Depreciation and amortization	29,204	27,734
Gains not included in FFO, net of disposition costs	(2,225)	-
Noncontrolling interests and co-investments	2,563	2,312
Funds from operations	$71,807	$44,826

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements under the caption “Guidance” with respect to 2009 FFO per diluted share, and statements and estimates set forth under the caption “Development” and on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package regarding anticipated timing of the construction start, construction completion, initial occupancy, and stabilization of property developments and redevelopments.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2008.
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